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                                                                       Exhibit 5








                                   April 28, 1994


First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, Minnesota  55480


Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-3 that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering an aggregate of 571,070 shares (the "Shares") of the Company's Common Stock, par value $1.25 per share. We have examined such documents as we have considered necessary for the purposes of this opinion. In rendering this opinion, we have assumed for purposes of this opinion that the Shares will be issued as described in the Registration Statement.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor as described in the Registration Statement will be, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                   Very truly yours,



                                   DORSEY & WHITNEY


LRM/pfc